EXHIBIT 3.3

3.3 AMENDMENT OF AMENDED AND RESTATED DECLARATION OF TRUST

KRANZCO REALTY TRUST
AMENDMENT OF DECLARATION OF TRUST
THIS IS TO CERTIFY THAT:
First:Section 2.2 of Article II of the Amended and Restated Declaration of Trust, dated November 4, 1992, as amended (the "Declaration"), of Kranzco Realty Trust, a Maryland real estate investment trust (the "Company"), is hereby amended by (i) deleting the following name and address:

Name Address

Marvin Williams   c/o Kranzco Realty Trust
128 Fayette Street
Conshohocken, PA  19428;

and (ii) inserting in lieu thereof the following name and address:

Name           Address

Edmund Barrett    c/o Kranzco Realty Trust
128 Fayette Street
Conshohocken, PA  19428

SECOND: The foregoing amendment to the Declaration has been duly approved by the Board of Trustees of the Company by at least a two-thirds vote as required by law.

THIRD: Each of the undersigned acknowledges this amendment to be the trust act of the Company and, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused this amendment to be signed in its name and on its behalf by at least a majority of the entire Board of Trustees of the Company this 31st day of December, 1995.

/s/ Norman N. Kranzdorf      (SEAL)
Norman M. Kranzdorf, Trustee


/s/ Peter D. Linneman        (SEAL)
Dr. Peter D. Linneman, Trustee


/s/ Irvin B. Maizlish        (SEAL)
Irvin B. Maizlish, Trustee


/s/ James B. Selonick        (SEAL)
James B. Selonick, Trustee


/s/ Edmund Barrett           (SEAL)
Edmund Barrett, Trustee


/s/ E. Donald Shapiro        (SEAL)
E. Donald Shapiro, Trustee


/s/ Robert H. Dennis         (SEAL)
Robert H. Dennis, Trustee